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NetIQ Corporation

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This filing consists of an FAQ document made available to the Company’s employees regarding the proposed acquisition.

Internal FAQ Document – Acquisition of NetIQ by AttachmateWRQ

Merger/Organization

1.	Q: What has been announced?

A: AttachmateWRQ and NetIQ have signed a definitive agreement where AttachmateWRQ will acquire NetIQ. Upon completion of the deal, NetIQ will initially operate as an AttachmateWRQ business unit.

2.	Q: What is the official close date of the acquisition?

A: The official close date is expected within approximately 90 days. Management must obtain shareholder approval, regulatory permission and satisfy other customary closing conditions. Prior to closing, it is imperative that both companies continue to operate as independent businesses. In other words, it is business as usual.

3.	Q: Who financed the deal?

A: AttachmateWRQ was able to secure debt financing from third parties with the support of Francisco Partners, Golden Gate Capital and Thoma Cressey Equity Partners.

4.	Q: Which company actually “wins” in this deal? AttachmateWRQ or NetIQ?

A: AttachmateWRQ is acquiring NetIQ and the two companies will become a single powerful entity. Given this sort of transaction, the definition of who “wins” is meaningless.

5.	Q: How much will AttachmateWRQ pay for NetIQ?

A: Under the agreement, NetIQ shareholders will receive $12.20 cash per share. The cost of the transaction is over $495 million.

6.	Q: What value is seen in bringing these companies together?

A: The combination of AttachmateWRQ and NetIQ creates a formidable enterprise software company. AttachmateWRQ’s strategic vision is based on the pillars of extend, manage and secure. NetIQ’s product portfolio expands AttachmateWRQ’s offerings within the “manage” and “secure” pillars, and provides opportunities in growth markets. Additionally, both companies offer products that are well suited to complex, heterogeneous computing environments. Furthermore, the acquisition should create the opportunity to sell more products to and increase the penetration of AttachmateWRQ’s expansive coverage of Global 10,000 customers.

7.	Q: How will the companies operate?

A: Upon close of the transaction, NetIQ will begin operations as an autonomous business unit of AttachmateWRQ. Over time, and as it makes sense, AttachmateWRQ will integrate certain functional areas; others will likely stay autonomous. As with the merger of Attachmate and WRQ, the most important objective is to “do no harm” to the successful standalone operations of both companies as integration occurs.

8.	Q: Doesn’t this mean that consolidation will eventually happen? When?

A: NetIQ will initially operate as a standalone business, but we intend to develop and implement plans to leverage the AttachmateWRQ customer base, infrastructure and financial strength to embrace and enhance the combined business strategy. The fact that NetIQ will initially operate as an autonomous business unit does not mean that we are two companies. We will be one company that will provide great products, exceptional customer service and be easy to do business with.

9.	Q: Will the company name change from AttachmateWRQ?

A: Yes. Upon the closing of the deal, the company will be known as Attachmate-NetIQ.

10.	Q: Who will run the NetIQ business unit? What will their titles be?

A: Logan Wray, AttachmateWRQ SVP of acquisitions, and Marc Andrews, currently NetIQ COO, will lead the NetIQ business unit. Logan will continue to report to Jeff Hawn, president, CEO and chairman of AttachmateWRQ. Marc Andrews, will be COO of the NetIQ business unit, as he currently is of NetIQ, and will report to Logan during the integration phase.

11.	Q: What about Chuck Boesenberg, current NetIQ chairman and chief executive officer?

A: Upon completion of the acquisition, Chuck will transition out of the NetIQ CEO role, and Logan Wray and Marc Andrews will manage the NetIQ business. For the remainder of 2006, Chuck will work with Jeff Hawn in a senior strategy role, helping to develop and implement the AttachmateWRQ-NetIQ integration plan. Later in the year, Chuck will retire, as previously announced.

12.	Q: What about the rest of the NetIQ senior management team?

A: More details about the combined company’s senior management team will be made at closing. The most important point right now is that the transaction has not closed and all current roles and responsibilities remain intact.

13.	Q: What effect will this change have, if any, on the leadership team at AttachmateWRQ?

A: The primary impact is that the acquisition nearly doubles the size of the company and strengthens our strategy. As such, we are enthused to be welcoming a talented group of NetIQ employees and managers to help fully exploit the new opportunities that are now possible. Again, more details about the combined company’s leadership team will be made at closing and it is business as usual until then.

14.	Q: Who else is on the management team of the combined company?

A: The AttachmateWRQ executive management team remains Randy Robinson, SVP of products and marketing; Bob Flynn, SVP of global sales and support; Jeff Libby, SVP of finance and operations; and Logan Wray, SVP of acquisitions. As discussed earlier, Marc Andrews and Chuck Boesenberg will join this team.

15.	Q: Will NetIQ executives join the AttachmateWRQ board of directors?

A: No.

16.	Q: What happens to the NetIQ board of directors?

A: The NetIQ board will be dissolved upon closing.

17.	Q: How does this acquisition fit within NetIQ’s corporate strategy?

A: NetIQ has a compelling set of products, currently marketed as Knowledge Based Service Assurance, or KBSA, in the performance and availability, security, configuration and vulnerability, operational change control, and VOIP management markets. Combining with AttachmateWRQ immediately broadens the customer base for those products.

18.	Q: What is the strategy for the combined company?

A: That strategy will focus on offering products and services that allow organizations to extend more information, to more people, in the most secure and manageable way possible. The driver behind our strategy is our dedication to customers. The combined company will be committed to working closely with our customers to ensure that it continues, and even strengthens, the attributes that customers care about: delivering the highest quality products, providing world class support and being easy to do business with.

19.	Q: What will be the combined company’s top priorities following the acquisition?

A: The primary goal will be to leverage its expanded expertise, capacity, product portfolio and financial resources to help organizations extend, manage and secure their IT assets. It’s critical that the company continues business as usual and leverage its expanded customer base, operational infrastructure and product portfolio.

20.	Q: What will be the approach to integrating NetIQ and AttachmateWRQ?

A: The company will be a customer-centric organization that will take care of customers as its first priority. The focus will then fall to the combined company’s operations and infrastructure, then to products and technology. The fact that there is zero overlap among the two company’s products makes the task of integration much simpler.

21.	Q: What effect will the announcement of this acquisition have on the day-to-day operations of the two companies?

A: None, as it is business as usual until the transaction is closed. After closing, there will be minimal disruption, since Marc Andrews has been actively running the company as COO already. For AttachmateWRQ, daily operations will continue as normal.

22.	Q: Does the acquisition of NetIQ change the target markets or target customers of either company?

A: Target markets do not change, but opportunities do. The combined company will be able to provide greater benefits to its existing customers due to the increased number of products that it can now offer.

23.	Q: How will the AttachmateWRQ-NetIQ deal make AttachmateWRQ a more formidable competitor?

A: AttachmateWRQ is strengthened in many ways. The size of the combined company is nearly double that of AttachmateWRQ, thus providing a greater ability to serve customers around the world. The product portfolio expands in a way that balances its presence across all three aspects of the AttachmateWRQ go-to-market strategy of extend, manage, secure. This expanded portfolio of products will further strengthen its global reach and distribution capabilities.

24.	Q: Is this just the first phase of other merger/acquisitions to come?

A: As AttachmateWRQ management has stated consistently, since the merger of Attachmate and WRQ in May 2005, their objective is to build upon the strong foundation that AttachmateWRQ has created. The acquisition of NetIQ is a great opportunity to do just that. Management of the combined company will continue to closely examine the opportunities to add further to that company. But with or without additional acquisitions, the combined company will be a strong company with a bright future.

25.	Q: What is AttachmateWRQ’s end goal? Is it to go public?

A: The goal of AttachmateWRQ is to develop great products and provide superior support and service to its customer base, while at the same time building value for its customers, colleagues, and investors. Going public is not necessary to accomplish those goals.

Employees

26.	Q: What does this acquisition mean to employees of the two companies?

A: For AttachmateWRQ, this deal provides a foundation for its strategic vision of extend, manage and secure, and tremendously progresses its three horizon growth strategy. NetIQ becomes an autonomous division of a strong, private company on a growth path, with solid management and the backing of experienced financial partners.

27.	Q: Tell me more about why this acquisition is good for NetIQ employees.

A: There are a number of factors that make this acquisition a win for NetIQ employees. First, the vesting of all stock options and restricted stock will accelerate at closing and such equity interests will be paid out based upon a valuation of $12.20 per share, which is a 14% premium to the stock price immediately prior to the announcement of the acquisition. Next, NetIQ employees will become part of a $400 million company with the backing of strong financial partners who have deep experience in developing strong, profitable, growing companies. The combined company’s sales force will leverage and build upon AttachmateWRQ’s broad penetration of the Global 10,000. This means that the four KBSA product lines will have greater sales reach and opportunity than ever before. Next, Marc Andrews, the COO of the NetIQ business unit, is someone the NetIQ employees know and have experience with as a leader. Finally, converting to a private company allows management to take the stock price out of our decision making process. The combined company can be more nimble and have employees be directly compensated for increasing company value, as opposed to being dependant on the stock market and its fluctuations.

28.	Q: Why is this acquisition positive for AttachmateWRQ employees?

A: As discussed, AttachmateWRQ is a company on a growth path. The Attachmate WRQ vision of extend, manage and secure is strengthened by this acquisition and this acquisition also demonstrates that the AttachmateWRQ three growth horizon strategy is sound. All in all, AttachmateWRQ is progressing on a strategy that has been outlined for employees since the Attachmate-WRQ merger. This acquisition is the realization of all the hard work by AttachmateWRQ employees that has taken place since the Attachmate-WRQ merger. Because of this hard work and Herculean effort, AttachmateWRQ is already in a position to complete a major acquisition.

29.	Q: Will any jobs at NetIQ be lost as a result of this acquisition?

A: Yes, a restructuring will take place within NetIQ shortly after closing which will result in a reduction of jobs. Although the missions of the Houston, Raleigh, Bangalore, Bellevue and field locations will stay intact, staffing reductions will be made. The mission of the San Jose corporate headquarters will be transitioned to Seattle and Houston over time. Staffing changes are expected to be completed shortly after closing.

30.	Q: I’ve heard that NetIQ was already in the progress of a staff reduction. Is this true?

A: Yes, NetIQ was in the process of consolidating and moving some responsibilities from San Jose to Houston.

31.	Q: Will any jobs at AttachmateWRQ be lost as a result of this acquisition?

A: As AttachmateWRQ completed a major restructuring at the time of the recent Attachmate-WRQ merger, we do not anticipate any job loss at this time. The focus will be on integrating NetIQ and driving revenue.

32.	Q: Will displaced NetIQ employees receive severance packages?

A: Yes. Employees whose positions are eliminated will receive severance packages. Some employees may be asked to work for a transition period. As with the restructuring that took place at the time of the Attachmate-WRQ merger, AttachmateWRQ’s commitment to all who are impacted by the job reductions is to make decisions as quickly as possible, while treating employees with fairness and respect.

33.	Q: When will I know if I am one of the affected employees?

A: The acquisition is anticipated to close within the next 90 days and all employees impacted by the restructuring will be informed in the days immediately after the closing date.

34.	Q: As a NetIQ employee, what happens to my NetIQ options? Restricted shares? June profit sharing? MIP bonuses?

A: The vesting of NetIQ options and restricted stock awards will accelerate and be cashed out upon deal close. June profit sharing and MIP bonuses will be paid based on the standalone NetIQ performance, as previously communicated.

35.	Q: Where will the merged company be headquartered?

A: The combined company’s official headquarters will remain in Seattle. Houston will be the primary hub of operation for the NetIQ business unit.

36.	Q: Will NetIQ offices close as a result of this acquisition?

A: Yes. The San Jose office will eventually be phased out, as the mission of the San Jose office will transition to Seattle and Houston. Until closing, each company must continue to act as a separate company. To that end, all San Jose employees will move into the new building, as planned. Additionally, as with the merger of Attachmate-WRQ, management will examine all of the combined company’s global sites and consolidate locations as economics, employee commute patterns, and space requirements dictate.

37.	Q: Will the combined company keep the NetIQ development centers in Houston? Raleigh? Bangalore?

A: Yes, Houston, Raleigh and Bangalore will remain the development centers for the NetIQ product line.

38.	Q: Will the NetIQ Bellevue, Wash. office close and personnel come to AttachmateWRQ Seattle? What work is done at the NetIQ Bellevue office? How many people work there?

A: Yes, it is anticipated that the NetIQ development team based in Bellevue, Wash. will move to the AttachmateWRQ Seattle office building. Currently, there are approximately 15 NetIQ research and development employees in Bellevue.

39.	Q: Will AttachmateWRQ offices close as a result of this acquisition?

A: On a location by location basis, AttachmateWRQ constantly examines its real estate needs as part of its ongoing planning. If decisions to consolidate or close offices are made, employees will be informed as quickly as possible. At this time, the primary objective is to examine cities where both companies have locations. The decision to select one site or another, or a completely new site in the particular city, will be made based on economics, employee commute patterns, and space requirements.

40.	Q: Where will the combined company’s EMEA headquarters be based?

A: AttachmateWRQ’s EMEA headquarters is in Leiden, Netherlands. Both Attachmate and NetIQ have offices in the London area. NetIQ also has the Galway Shared Services Center. Management will study and determine the best way to rationalize and operate these various EMEA offices, and expects to develop these plans in the first few months after the deal closes.

41.	Q: Where will the combined company’s Asia Pacific and Japan headquarters be based?

A: AttachmateWRQ’s Asia Pacific headquarters is in Australia, and NetIQ also has an office there. Both Attachmate and NetIQ have offices in Japan and Singapore. Management will study and determine the best way to rationalize and operate these various Asia Pacific and Japan offices, and expects to develop these plans in the first few months after the deal closes.

42.	Q: Where will the combined company’s Latin American headquarters be based?

A: AttachmateWRQ’s Latin America headquarters is in Mexico City. NetIQ has no office established in Latin America. Management will study and determine the best way to operate in Latin America, and expects to develop these plans in the first few months after the deal closes.

43.	Q: What about both companies’ field offices?

A: Management will develop a plan to take full advantage of our field office locations. Frankly, there is little overlap city-by-city. Management will make decisions based on economics, employee commute patterns, space requirements, and how the combined company can best serve its customer base.

44.	Q: Will NetIQ employees be considered for vacancies at other AttachmateWRQ offices?

A: Yes. NetIQ personnel are invited to apply for open AttachmateWRQ job openings via the traditional application process.

45.	Q: Will the NetIQ or AttachmateWRQ benefits programs change?

A: Management does not plan any changes at this time, but it is expected that eventually NetIQ employees will be put on the AttachmateWRQ benefits plan.

46.	Q: What will the combined company’s incentive plan look like? Will it offer an employee stock plan?

A: The objective of the company will be to increase company value. Programs will be put in place that reward employees for accomplishing this goal. It might be helpful to note that AttachmateWRQ does have a bonus plan, and this plan recently paid out the biggest bonus percentage ever paid by either company. So, AttachmateWRQ does have a history of developing programs that reward employees as success metrics are achieved. Because the combined company will be privately held, its board and management team will have flexibility in developing incentive programs tied directly to the performance of the company.

47.	Q. When the companies merge, will my years of NetIQ service transfer to AttachmateWRQ?

A: Yes.

48.	Q. What happens to my NetIQ stock options?

A: All NetIQ stock options will vest and NetIQ employees will be paid the difference between $12.20 and the exercise price of their stock options (provided the exercise price is less than $12.20).

49.	Q: If I have further questions about the transaction, who should I contact?

A: Until the time of closing it is business as usual for both companies. As integration planning gets underway in the coming days and weeks, contact persons and intranet postings will be established for questions.

Customers, Sales & Marketing

50.	Q: Why is this acquisition positive for customers of NetIQ and Attachmate?

A: The combined $400 million company will be squarely focused on providing exceptional products and service to customers and will continue to have the backing of strong financial investors. For NetIQ customers, the KBSA strategy will remain in place, as will the company’s commitment to developing great products in its Houston, Raleigh, Bangalore and Bellevue/Seattle development offices. For AttachmateWRQ customers, they’ll be able to depend on the combined company for an even greater number of products used to extend, manage and secure their IT environments.

51.	Q: What can customers expect to see differently?

A: The primary things customers will see are things that are NOT changing. The combined company, like each of NetIQ and AttachmateWRQ, will deliver quality products, exceptional customer support, and be easy to do business with. What will be different is a larger and more compelling set of products.

52.	Q: What is the plan for communicating the acquisition to customers?

A: Communications with customers has begun with an open letter to customers posted on each company’s web site. The primary messages are: it remains business as usual with each company operating separately until the acquisition is closed within approximately 90 days; and this acquisition provides customers with a great opportunity to do business with a company that is focused on providing the best products and the best support and is easy to do business with. Management should reassure customers that their choice in doing business with NetIQ and AttachmateWRQ remains a good one.

53.	Q: Will the AttachmateWRQ and NetIQ sales forces combine?

A: As the acquisition is not yet closed, each company’s sales force will continue to operate separately, selling the products that are currently in their respective product portfolios. After closing, the primary objective of the combined company will be to “do no harm” to each company’s successful standalone operations, as management looks for ways to gain both the greatest effectiveness and efficiency from the sales organizations.

54.	Q: Will the NetIQ sales management structure change?

A: After closing, management of the combined company will determine the best way to organize the sales management team to ensure the new expanded product portfolio is leveraged in a manner that best serves the company’s customer base.

55.	Q: As a NetIQ salesperson, am I still eligible for the June fiscal year accelerators?

A: June sales accelerators, as well as all other aspects of the NetIQ sales plan, remain unchanged. It is business as usual.

56.	Q: When will NetIQ territory changes be made?

A: It is not anticipated that there will be many territory changes during the initial months after the close of the acquisition in order not to break or alter what is currently working. It is business as usual.

57.	Q: Who will make NetIQ sales-related decisions after the closing of the transaction? When will I know about changes?

A: It is anticipated that decisions will be made by Marc Andrews, Jeff Hawn and Logan Wray, with input from many individuals. Again, it is expected that business in the field will be conducted as usual for an extended period of time.

58.	Q: As an AttachmateWRQ salesperson, what happens if I come across a lead for a NetIQ product?

A: More specific guidelines to the sales teams will follow at the time of closing.

59.	Q: As a NetIQ salesperson, what happens if I come across a lead for an AttachmateWRQ product?

A: More specific guidelines to the sales team will follow at the time of closing.

60.	Q: How is the NetIQ product line sold today in North America? In EMEA? In APAC?

A: NetIQ’s product line is sold through direct and indirect sales channels worldwide, including resellers, systems integrators and original equipment manufactures. NetIQ has over 500 partners worldwide.

61.	Q: How is the AttachmateWRQ product line sold today in North America? In EMEA? In APAC?

A: AttachmateWRQ’s N.A. products are sold direct and through an extended network of channel partners.

62.	Q: Will both companies still have the same partners?

A: Both companies have valuable partner relations, and it is not anticipated that there will be changes in the companies’ partner bases as a result of this acquisition. There may be opportunities to leverage each other’s partners in the future.

63.	Q: What is the communication plan for analysts and press?

A: Press and analysts who closely follow NetIQ and AttachmateWRQ were proactively alerted to the news of the acquisition as soon as it became public. Management of the respective companies will conduct media interviews and analyst briefings on a case by case basis to ensure our customers and employees are aware of and understand this acquisition.

64.	Q: Will NetIQ still have the NetConnect events in Munich? London? Florida?

A: Each of these events will proceed as planned.

Products & Technology

65.	Q: Are there areas of overlap within the product sets of NetIQ and AttachmateWRQ?

A: No. The beauty of this deal is that NetIQ’s product portfolio fills out AttachmateWRQ’s strategic vision of extend, manage and secure without overlap.

66.	Q: Will products be eliminated? Which products will survive?

A: The current plan is not to eliminate products as a result of this acquisition. AttachmateWRQ is committed to supporting all NetIQ products consistent with previous NetIQ practice and policy.

67.	Q: How does NetIQ’s technology complement AttachmateWRQ’s current portfolio?

A: The beauty of this deal is that NetIQ’s product portfolio fills out AttachmateWRQ’s strategic vision of extend, manage, secure without overlap.

68.	Q: What is NetIQ’s KBSA (Knowledge-Based Service Assurance) strategy?

A: It is NetIQ’s strategy to provide product offerings that allow customers to measure and manage risk, remain compliant with corporate policies and legislation, manage operational configuration and change, and provide increased security, availability, and performance.

69.	Q: Will NetIQ’s KBSA product areas continue to be developed?

A: KBSA fits well in the combined company’s go to market strategy of extend, manage, and secure and no major changes to the KBSA strategy are anticipated. NetIQ will continue to focus on Performance and Availability Management, Security Management, Compliance and Vulnerability Management, Operational Change Control, and VoIP Management. It is anticipated that the current KBSA product development plan will not change for 6-12 months after the closing of the transaction, other than looking at ways to leverage AttachmateWRQ products and technology.

70.	Q: What about VoIP?

A: VoIP remains an exciting growth area which leverages all elements of the KBSA strategy.

71.	Q: Will NetIQ’s product strategy alter?

A: The current 2006 product plan is anticipated to stay the same.

72.	Q: Will AttachmateWRQ’s product strategy alter?

A: No, although management of the combined company will look for ways to leverage NetIQ’s products and technology and identify where synergies exist.

73.	Q: The term “enterprise software” is a huge market. Please further define the space we’ll now compete in.

A: Quite simply, the combined company will be a market leader in the access, integration, management, and security segments of the enterprise software market.

74.	Q: Where will tech support be based? Will there be any consolidation between the two companies?

A: it is anticipated that the existing Seattle, Shannon, Houston, Galway, and Japan sites of the parties will continue as primary customer support sites. Consolidation and cross training across product lines will be examined on a continual basis.

75.	Q: Are there plans to move products currently developed by AttachmateWRQ to NetIQ development sites in Houston, Raleigh, or Bangalore?

A: No.

76.	Q: Are there plans to move products currently developed by NetIQ to AttachmateWRQ development sites in Seattle or Silver Springs, Maryland?

A: No.

NetIQ Investors

77.	Q: Why is this acquisition positive for NetIQ investors?

A: The $12.20 per share cash price represents a premium over the previous day’s stock price, as well as over the 30-day, 90-day and one-year average stock price. NetIQ had an aggressive business plan in place that sought to ship new products, reduce operating expense and increase revenue. However, with that business plan comes risk. This premium payout releases shareholders from this risk.

78.	Q: How do you expect Wall Street and the investment community to react to this news?

A: It is anticipated that they will concur that the buyout price of $12.20 per share is a fair price for existing NetIQ shareholders.

79.	Q: Does this mean that NetIQ will not make its 9% profit goal for the June quarter?

A: These types of updates will be made as part of the regularly-scheduled NetIQ investor forums.

80.	Q: Did NetIQ consider other buyers?

A: NetIQ conducted a broad process aimed at maximizing shareholder value. The acquisition by AttachmateWRQ was selected by the NetIQ Board of Directors after careful consideration of multiple alternatives.

81.	Q: Does this mean the board lacked confidence in KBSA?

A: No.

NetIQ History & Background

82.	Q: Who is NetIQ?

A: NetIQ is a provider of integrated systems and security management solutions that provide IT organizations with the knowledge and ability necessary to assure IT service. NetIQ’s Knowledge-Based Service Assurance products and solutions include embedded knowledge and tools to implement industry best practices and to better ensure operational integrity, manage service levels and risk, and ensure policy compliance. NetIQ’s modular, best-of-breed solutions for Performance and Availability Management, Security Management, Configuration and Vulnerability Management, and Operational Change Control integrate through an open, service-oriented architecture (SOA) allowing for common reporting, analytics and dashboards.

83.	Q: Where are NetIQ offices currently located?

A: In the U.S., NetIQ has offices in San Jose, Calif.; Houston, Texas; Raleigh, North Carolina; Bellevue, Wash.; and Washington, D.C. International offices are located in United Kingdom, Republic of Ireland, France, Germany, Belgium, Netherlands, Denmark, Spain, Italy, Sweden, Australia, Japan, Singapore and Korea.

84.	Q: Where is customer support based?

A: Houston, Galway, and Japan.

85.	Q: How many employees does NetIQ have worldwide? How many in the US?

A: Currently, about 850 employees worldwide.

86.	Q: How long has NetIQ software been on the market?

A: The oldest products have been offered for sale for approximately 10 years.

87.	Q: Will the amount of NetIQ’s investment in R&D change now that it is part of AttachmateWRQ?

A: The KBSA product strategy remains the same; there is no envisioned short term change in the NetIQ product plan.

88.	Q: How many customers does NetIQ have?

A: NetIQ has more than 5,000 enterprise customers.

89.	Q: How much revenue did NetIQ generate in 2005?

A: $213.2 million (fiscal year ended June 30, 2005). This figure includes a number of product lines that have since been divested and that will not be acquired by AttachmateWRQ.

AttachmateWRQ History & Background

90.	Q: Who is AttachmateWRQ?

A: AttachmateWRQ, based in Seattle, is the result of the merging of Attachmate Corporation and WRQ, Inc. in 2005.

91.	Q: What products does AttachmateWRQ develop?

A: AttachmateWRQ offers host access, integration, security and management products.

92.	Q: Where are AttachmateWRQ offices currently located?

A: In the U.S., AttachmateWRQ has offices in offices in over 25 North American cities with headquarters in Seattle, Wash. Globally, the company has offices in over 20 countries.

93.	Q: Where is AttachmateWRQ customer support based?

A: Seattle, WA and Shannon, Ireland.

94.	Q: How many employees does AttachmateWRQ have?

A: Currently, about 650 employees globally

95.	Q: How long has AttachmateWRQ software been on the market?

A: AttachmateWRQ has offered products since the early 1980s.

96.	Q: How many customers does AttachmateWRQ have?

A: More than 40,000.

97.	Q: How much revenue did AttachmateWRQ generate in 2005?

A: As a private company, AttachmateWRQ does not publicly share revenue figures.

98.	Q: Who owns AttachmateWRQ?

A: An investment group led by Golden Gate Capital, Thoma Cressey Equity Investors and Francisco Partners.

99.	Q: Who is the management team at AttachmateWRQ?

A: Jeff Hawn, Chairman, President, and CEO; Randy Robinson, SVP of products and marketing; Jeff Libby, SVP of finance and operations, Bob Flynn, SVP of global sales and support; and Logan Wray, SVP of acquisitions.

Important Information For Investors And Shareholders

NetIQ will file a proxy statement with the SEC in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and stockholders will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding such persons and their interests in the merger is set forth in the proxy statement for NetIQ’s 2005 annual meeting of stockholders, which was filed with the SEC on October 18, 2005, and in NetIQ’s Annual Report on Form 10-K, which was filed with the SEC on September 13, 2005. In addition, information concerning all of NetIQ’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.